IMAX CORPORATION

Exhibit 99.1

IMAX CORPORATION

2525 Speakman Drive

Mississauga, Ontario, Canada L5K 1B1

Tel: (905) 403-6500 Fax: (905) 403-6450

www.imax.com

IMAX CORPORATION REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

HIGHLIGHTS

•	Record Third Quarter Revenues Increase to $67.5 Million, Up 32% Vs. Last Year, Resulting in a 41% Increase in Gross Margin

•	Q3 2011 Adjusted Earnings Per Diluted Share of $0.16 Includes $0.06 Foreign Exchange Charge Due to Weakened Canadian Dollar at Quarter-End

•	Third Quarter Box Office Increases 53% to $149.3 Million Vs. Third Quarter 2010

•	Company Increases Fourth Quarter Installation Guidance to a Record 49 to 59 Theatres, Leading to Year-over-Year Commercial Network Growth of Over 30%

•	Updated Study of Key International Markets Leads to Approximate 25% Increase in Worldwide IMAX Zones to 1,500 to 1,550

SHANGHAI, CHINA – October 27, 2011 – IMAX Corporation (NYSE:IMAX; TSX:IMX) today reported third quarter revenues of $67.5 million, up from $51.1 million in the year ago period. Adjusted net income was $11.0 million, up from $9.8 million. Adjusted earnings per diluted share were $0.16, up from $0.15 per diluted share. Reported net income was $8.4 million, up from $6.7 million. Reported earnings per diluted share were $0.12, up from $0.10 per diluted share. Adjusted EBITDA was $21.3 million, up from $17.3 million. For reconciliations of adjusted net income to reported net income and to adjusted EBITDA, please see the tables at the end of this press release.

The majority of the Company’s revenues are in U.S. dollars, while the majority of the Company’s expenses are in Canadian dollars. A sudden decrease of Canadian Dollar against the U.S. Dollar at the end of the third quarter negatively impacted the Company’s foreign exchange forward contracts by $4.1 million, or $0.06 per share. However, since quarter-end the Canadian dollar has strengthened versus the U.S. dollar. Assuming current levels hold through the fourth quarter, the Company would anticipate recording a $3.4 million gain from foreign exchange in the fourth quarter of 2011.

“The combination of strong film performance, a growing theatre network and prudent expense management resulted in strong third quarter results,” said IMAX Chief Executive Officer Richard L. Gelfond. “This quarter demonstrates the operating leverage that will propel our growth going forward. In addition, we are pleased to announce a significant increase to our zone analysis, reinforcing that we are still very early on in our international network expansion. This, along with continued investments we’re making in technology, such as securing exclusive rights to Kodak’s laser technology, and our commitment to working with studios to eventize blockbuster films, like the IMAX five-day early preview window for Mission Impossible – Ghost Protocol, should position us well for long-term success.”

Third Quarter Segment Results

In the third quarter of 2011, IMAX systems revenue increased 39% to $20.6 million from $14.8 million in the third quarter of 2010, primarily reflecting the installation of 11 full, new theatre systems in the most recent third quarter, compared to 7 full, new systems in the third quarter of 2010. The Company also installed four digital upgrades in the third quarter of 2011, compared to three in the same year-ago period.

Third quarter 2011 total film revenue increased to $26.6 million from $21.0 million in the third quarter of 2010. Production and IMAX DMR® revenues increased 50% to $18.6 million in the third quarter of 2011 from $12.4 million in the year-ago period, which primarily reflects the growth of the IMAX theatre network, as compared to the year-ago period. Gross box office from DMR titles increased 53% to $149.3 million in the third quarter of 2011 from $97.8 million in the third quarter of 2010. The average DMR box office per screen in the third quarter was $356,200 ($257,200 domestic, $560,000 international).

“This was our highest-grossing box office quarter since the first quarter of 2010 – which included Avatar – primarily driven by Paramount Pictures’ and Michael Bay’s Transformers: Dark of the Moon and the final chapter of Warner Bros.’ beloved Harry

Potter franchise,” added Mr. Gelfond. “Our upcoming lineup of films is shaping up to be an exciting one for IMAX audiences, beginning with a five-day preview of Paramount’s Mission Impossible – Ghost Protocol: The IMAX Experience, and continuing into 2012 with key franchise titles including The Amazing Spider-Man, The Hobbit: An Unexpected Journey, and The Dark Knight Rises, which is currently being filmed using IMAX cameras.”

In the third quarter of 2011, revenue from joint revenue sharing arrangements increased 54% to $10.0 million from $6.5 million in the prior-year period, primarily reflecting an increase in the number of joint revenue sharing theatres in operation. During the quarter, the Company installed 14 new theatres under joint revenue sharing arrangements, compared to 18 in the year-ago period. As of September 30, 2011, there were 218 IMAX® theatres operating under joint revenue sharing arrangements, compared to 144 joint revenue sharing theatres open as of September 30, 2010.

Third quarter 2011 gross margin increased 41% to $36.4 million from $25.9 million in the third quarter of 2010, and as a percentage of revenues, gross margin increased to 54.0% from 50.8% last year. The increase was driven by margin expansion across virtually all of the Company’s key business segments, including sales and sales-type leases, production and IMAX DMR, and joint revenue sharing arrangements.

Reported selling, general and administrative expense for the third quarter of 2011 was $19.4 million, which includes a benefit of $2.0 million, or $0.03 per share, related to the change in the value of the Company’s variable stock compensation, offset by the afore-mentioned foreign exchange charge of $4.1 million, or $0.06 per share, related to the Canadian dollar. Excluding these items, selling, general and administrative expense was $17.3 million, which is $2.5 million better than the Company’s most recent implied guidance, reflecting prudent operating expense management throughout the quarter. Last year’s reported selling, general and administrative expense was $16.1 million, which included a $3.1 million charge related to the change in the value of the Company’s variable stock compensation during the period, and a $1.1 million foreign exchange benefit related to the Canadian dollar. The Company actively hedges against currency risks for cash flow budgeting purposes, especially related to movement in the Canadian dollar, given its large operation in Canada, and related operating expenses that are transacted in Canadian dollars.

For the nine months ended September 30, 2011, total revenues were $169.9 million, compared to $179.5 million in the year-ago period. The nine months of fiscal 2010 benefited from the record setting performance of Avatar: An IMAX 3D Experience and its related positive impact on revenue, gross margin and earnings. Adjusted net income was $18.1 million, or $0.27 per diluted share, versus $53.5 million, or $0.81 per diluted share, on the same basis last year. Reported net income for the nine-month period was $9.2 million, or $0.14 per diluted share, compared to $46.6 million, or $0.70 per diluted share, for the year-ago period.

Network Growth Update

In the third quarter of 2011, the Company installed 25 new theatre systems and four digital upgrades, and signed contracts for 28 new theatre systems and two digital upgrades. This resulted in a record backlog of 295 theatre systems as of September 30, 2011. For a breakdown of system installations, signings and backlog by type, please see the end of this press release. Through the first nine months of 2011, the Company has already signed contracts for 166 new theatre systems compared to 166 new theatre signings in all of 2010.

“Our robust level of theatre signings in the first nine months of 2011 is positioning us to set another new theatre signing record in 2011,” said Mr. Gelfond. “Strong signings momentum, along with developments in key markets is driving our outlook for worldwide IMAX zones upwards to 1,500 to 1,550, from 1,200 to 1,250 based on an updated market study of the BRIC nations, as well as Japan, the UK, France and Spain. Today, approximately 80 percent of our theatre backlog is international, and currently our international theatres generate 2 times the level of box office as our domestic theatres. The combined benefit of our theatre mix shifting to international, which generate higher levels of box office, should enable to us to capture increased revenues and margin.”

Network Growth Outlook

The Company is increasing its installation outlook for the fourth quarter 2011, and now expects to install a record 49 to 59 new theatres in the quarter. As a result, it expects to have between 490 and 500 commercial multiplex theatres in operation by year-end, implying commercial network growth in 2011 of over 30 percent. Current network growth outlook is based solely on theatres in backlog as of September 30, 2011. The Company cautions that installations can slip from period to period, usually for reasons beyond its control.

Mr. Gelfond concluded, “It was a strong quarter for us financially, one in which the leverage that is inherent in our model was evident. This, combined with the strategic developments of the last several weeks reflect our unwavering commitment to staying on the cutting edge of our industry. These initiatives, coupled with our fast-growing theatre network and strong line up of 2012 titles, position us well for the medium and long-term.”

Conference Call

The Company will host a conference call today at 8:00 AM ET to discuss its third quarter 2011 financial results. To access the call via telephone, interested parties should dial (866) 321-6651 approximately 5 to 10 minutes before it begins. International callers should dial (416) 642-5212. The participant passcode for the call is 4444302. This call is also being webcast by Thomson Financial and can be accessed on the ‘Investor Relations’ section of www.imax.com. A replay of the call will be available via webcast on the ‘Investor Relations’ section of www.imax.com or via telephone by dialing (888) 203-1112, or (647) 436-0148 for international callers. The participant passcode for the telephone replay is 4444302.

About IMAX Corporation

IMAX Corporation is one of the world’s leading entertainment and technology companies, specializing in the creation and delivery of premium, awe-inspiring entertainment experiences. With a growing suite of cutting-edge motion picture and sound technologies, and a globally recognized entertainment brand, IMAX is singularly situated at the convergence of the entertainment industry, innovation and the digital media world. The industry’s top filmmakers and studios are utilizing IMAX theatres to connect with audiences in extraordinary ways, and as such, the IMAX network is among the most important and successful theatrical distribution platforms for major event films around the globe. The Company’s new digital projection and sound systems - combined with a growing blockbuster film slate - are fueling the rapid expansion of the IMAX network in established markets such as North America, Western Europe, and Japan, as well as emerging markets such as China and Russia. IMAX theaters deliver the world’s best cinematic presentations using proprietary IMAX®, IMAX 3D®, and IMAX DMR® (Digital Re-Mastering) technologies. IMAX DMR enables virtually any motion picture to be transformed into the unparalleled image and sound quality of The IMAX Experience®.

IMAX is headquartered in New York, Toronto and Los Angeles, with offices in London, Tokyo, Shanghai and Beijing. As of September 30, 2011, there were 583 IMAX theatres (441 commercial multiplex, 23 commercial destination and 119 institutional) operating in 48 countries.

IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

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This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, competitive actions by other companies, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes in law or regulations, conditions, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions and any future international expansion, foreign currency fluctuations and the Company’s prior restatements and the related litigation. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.

For additional information please contact:

Investors: IMAX Corporation, New York Heather Anthony/Blaire Lomasky 212-821-0100 hanthony@imax.com blomasky@imax.com	Media: IMAX Corporation, New York Ann Sommerlath/Adam Davis 212-821-0100 asommerlath@imax.com adavis@imax.com

Business Media: Sloane & Company, New York Whit Clay 212-446-1864 wclay@sloanepr.com	Entertainment Media: Principal Communications Group, Los Angeles Melissa Zuckerman/Paul Pflug 323-658-1555 melissa@pcommgroup.com paul@pcommgroup.com

Additional Information

2011 Film Slate

In addition to the 20 DMR films that have already been shown in the IMAX theatre network in the first nine months of 2011, six additional DMR films are scheduled to be released to the IMAX theatre network during the remaining three months of 2011:

•	Real Steel: The IMAX Experience (DreamWorks, Disney, October 2011);

•	Puss in Boots: An IMAX 3D Experience (DreamWorks Animation, Paramount, October 2011);

•	Happy Feet 2: An IMAX 3D Experience (WB, November 2011);

•	Flying Swords of Dragon Gate: An IMAX 3D Experience (Bona Film Group, December 2011, in the P.R.C);

•	Mission: Impossible – Ghost Protocol: The IMAX Experience (Paramount, December 2011); and

•	The Adventures of Tintin: The Secret of the Unicorn: An IMAX 3D Experience (Paramount, December 2011, int’l beginning in October 2011).

2012 Films Announced to Date

To date, IMAX has announced 10 titles to be released in 2012. The Company remains in discussions with virtually every studio regarding future titles.

•	Underworld: Awakening: An IMAX 3D Experience (Sony, January 2012);

•	The Lorax: An IMAX 3D Experience (Universal, March 2012);

•	John Carter: An IMAX 3D Experience (Disney, March 2012);

•	Wrath of the Titans: An IMAX 3D Experience (WB, March 2012);

•	Dark Shadows: An IMAX 3D Experience (WB, May 2012);

•	Men in Black III: An IMAX 3D Experience (Sony, May 2012);

•	The Amazing Spider-Man: An IMAX 3D Experience (Sony, July 2012);

•	The Dark Knight Rises: The IMAX Experience (WB, July 2012);

•	Gravity: An IMAX 3D Experience (WB, November 2012); and

•	The Hobbit: An Unexpected Journey: An IMAX 3D Experience (WB, December 2012).

Theatre System Signings

During the third quarter of 2011, the Company signed contracts for 28 new theatre systems (18 under revenue sharing arrangements, 10 sales/sales-type lease systems) and two digital upgrades, compared to contracts for 81 new theatre systems (30 systems under revenue sharing arrangements, 51 sales/sales-type lease systems) and 19 digital upgrades in the third quarter of 2010.

Through the first nine months of 2011, the Company has signed contracts for 166 new theatre systems (120 systems under revenue sharing arrangements, 46 sales/sales-type lease systems) and 17 digital upgrades, compared to contracts for 157 new theatre systems (67 systems under revenue sharing arrangements, 90 sales/sales-type lease systems) and 41 digital upgrades during the first nine months of 2010.

Theatre System Installations

In the third quarter of 2011, the Company installed 25 new theatre systems (14 under revenue sharing arrangements, 11 sales/sales-type lease systems) and four digital upgrades, compared to having installed 25 new theatre systems (18 under revenue sharing arrangements, seven sales/sales-type lease systems) and four digital upgrades in the third quarter of 2010.

Through the first nine months of 2011, the Company has installed 81 new theatre systems (47 under revenue sharing arrangements, 34 sales/sales-type lease systems) and 32 digital upgrades, compared to having installed 44 new theatre systems (27 under revenue sharing arrangements, 17 sales/sales-type lease systems) and 25 digital upgrades during the first nine months of 2010.

Theatre System Backlog

As of September 30, 2011, the Company’s backlog consisted of 295 theatre systems, including 147 systems under sales and sales-type lease arrangements, 10 of which were systems designated for digital upgrades, and 148 systems under revenue sharing arrangements. This compares to a theatre backlog of 257 systems as of September 30, 2010, which included 175 theatres under sales and sales-type lease arrangements, 20 of which were systems designated for digital upgrades, and 82 theatres under revenue sharing arrangements.

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Equipment and product sales	$18,378	$13,539	$58,359	$41,533
Services	35,104	28,499	80,371	97,522
Rentals	11,350	7,420	25,416	36,623
Finance income	1,581	1,211	4,409	3,372
Other	1,075	400	1,325	400

	67,488	51,069	169,880	179,450

Costs and expenses applicable to revenues
Equipment and product sales	8,083	6,673	28,595	22,825
Services	19,113	15,776	48,015	47,953
Rentals	3,468	2,691	9,478	7,403
Other	386	—	406	—

	31,050	25,140	86,494	78,181

Gross margin	36,438	25,929	83,386	101,269
Selling, general and administrative expenses (including share-based compensation expense of $0.5 million and $9.0 million for the three and nine months ended September 30, 2011, respectively (2010 - $4.1 million and $9.7 million, respectively))	19,440	16,051	55,778	46,713
Provision for arbitration award	—	—	2,055	—
Research and development	2,041	1,509	6,026	3,971
Amortization of intangibles	113	106	341	351
Receivable provision, net of recoveries	408	70	767	436
Asset impairments	8	—	8	—

Income from operations	14,428	8,193	18,411	49,798
Interest income	13	77	44	374
Interest expense	(431)	(374)	(1,425)	(1,561)

Income from continuing operations before income taxes	14,010	7,896	17,030	48,611
Provision for income taxes	(5,179)	(1,160)	(6,504)	(1,991)
Loss from equity-accounted investments	(439)	—	(1,312)	—

Net income	$8,392	$6,736	$9,214	$46,620

Net earnings per share - basic & diluted:
Net earnings per share - basic	$0.13	$0.11	$0.14	$0.73

Net earnings per share - diluted	$0.12	$0.10	$0.14	$0.70

Weighted average number of shares outstanding (000’s):
Basic	64,654	63,731	64,406	63,450
Fully Diluted	67,756	66,654	68,110	66,497

Additional Disclosure:

Depreciation and amortization(1)	$5,837	$4,812	$18,020	$15,508

(1)	Includes less than $0.1 million and $0.3 million of amortization of deferred financing costs charged to interest expense for the three and nine months ended September 30 2011, respectively (2010 - $0.1 million and $0.3 million, respectively).

IMAX CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

	As at September 30, 2011	As at December 31, 2010
	(unaudited)
Assets
Cash and cash equivalents	$18,843	$30,390
Accounts receivable, net of allowance for doubtful accounts of $1,479 (December 31, 2010 — $1,988)	40,224	39,570
Financing receivables	81,324	73,601
Inventories	21,751	15,275
Prepaid expenses	4,381	2,832
Film assets	1,986	2,449
Property, plant and equipment	95,516	74,035
Other assets	13,449	12,350
Deferred income taxes	51,917	57,122
Goodwill	39,027	39,027
Other intangible assets	5,960	2,437

Total assets	$374,378	$349,088

Liabilities
Bank indebtedness	$39,583	$17,500
Accounts payable	16,504	20,384
Accrued liabilities	57,043	78,994
Deferred revenue	79,981	73,752

Total liabilities	193,111	190,630

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number.
Issued and outstanding — 64,674,058 (December 31, 2010 — 64,145,573)	300,847	292,977
Other equity	15,004	7,687
Deficit	(131,995)	(141,209)
Accumulated other comprehensive income	(2,589)	(997)

Total shareholders’ equity	181,267	158,458

Total liabilities and shareholders’ equity	$374,378	$349,088

IMAX CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

In accordance with United States Generally Accepted Accounting Principles

(In thousands of U.S. dollars)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash (used in) provided by:
Operating Activities
Net income	$9,214	$46,620
Items not involving cash:
Depreciation and amortization	18,020	15,508
Write-downs, net of recoveries	841	982
Change in deferred income taxes	5,694	517
Stock and other non-cash compensation	9,595	10,116
Provision for arbitration award	2,055	—
Unrealized foreign currency exchange loss (gain)	4,270	(395)
Loss on equity-accounted investments	1,312	—
Gain on non-cash contribution to equity-accounted investees	(404)	—
Change in cash surrender value of life insurance	—	(107)
Investment in film assets	(8,814)	(7,648)
Changes in other non-cash operating assets and liabilities	(48,192)	(11,892)

Net cash (used in) provided by operating activities	(6,409)	53,701

Investing Activities
Purchase of property, plant and equipment	(4,409)	(3,898)
Investment in joint revenue sharing equipment	(22,432)	(6,550)
Investment in new business ventures	(1,571)	(2,167)
Cash surrender value of life insurance	—	7,797
Acquisition of other assets	—	(691)
Acquisition of other intangible assets	(4,008)	(450)

Net cash used in investing activities	(32,420)	(5,959)

Financing Activities
Increase in bank indebtedness	59,583	—
Repayment of bank indebtedness	(37,500)	(28,125)
Credit facility amendment fees paid	(297)	—
Common shares issued - stock options exercised	5,635	5,871

Net cash provided by (used in) financing activities	27,421	(22,254)

Effects of exchange rate changes on cash	(139)	(75)

(Decrease) increase in cash and cash equivalents during the period	(11,547)	25,413

Cash and cash equivalents, beginning of period	30,390	20,081

Cash and cash equivalents, end of period	$18,843	$45,494

IMAX CORPORATION

SELECTED FINANCIAL DATA

In accordance with United States Generally Accepted Accounting Principles

(in thousands of U.S. dollars)

The Company has seven reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The other segment includes theater operations from certain IMAX theaters, camera rentals and other miscellaneous items.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
IMAX systems
Sales and sales-type leases	$17,593	$12,344	$54,758	$35,303
Ongoing rent, fees, and finance income	3,056	2,502	8,620	7,825

	20,649	14,846	63,378	43,128

Theater system maintenance	6,348	5,274	18,270	15,342

Joint revenue sharing arrangements	9,995	6,484	22,382	33,914

Films
Production and IMAX DMR	18,600	12,377	38,280	50,369
Distribution	4,965	7,137	12,857	14,279
Post-production	3,023	1,529	5,686	6,447

	26,588	21,043	56,823	71,095

Other	3,908	3,422	9,027	15,971

Total	$67,488	$51,069	$169,880	$179,450

Gross margins
IMAX systems(1)
Sales and sales-type leases	$10,329	$6,885	$28,163	$16,165
Ongoing rent, fees, and finance income	2,965	2,354	8,306	7,493

	13,294	9,239	36,469	23,658

Theater system maintenance	1,944	2,502	6,912	6,862

Joint revenue sharing arrangements(1)	6,733	4,031	13,792	27,343

Films
Production and IMAX DMR(1)	12,015	7,632	21,235	33,956
Distribution(1)	1,418	2,788	2,531	4,249
Post-production	808	55	2,804	2,946

	14,241	10,475	26,570	41,151

Other	226	(318)	(357)	2,255

Total	$36,438	$25,929	$83,386	$101,269

(1)	IMAX systems include commission costs of $0.6 million and $1.4 million for the three and nine months ended September 30, 2011, respectively (2010 — $0.4 million and $1.0 million, respectively). Joint revenue sharing arrangements segment margins include advertising, marketing and commission costs of $1.3 million and $3.6 million for the three and nine months ended September 30, 2011, respectively (2010 — $1.1 million and $2.4 million, respectively). Production and DMR segment margins include marketing costs of $0.7 million and $1.9 million for the three and nine months ended September 30, 2011, respectively (2010 — $0.6 million and $1.4 million, respectively). Distribution segment margins include marketing costs of $0.1 million and $1.7 million for the three and nine months ended September 30, 2011, respectively (2010 — less than $0.1 million and $0.3 million, respectively).

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Non-GAAP Financial Measures:

In this release, the Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share as supplemental measures of performance of the Company, which are not recognized under United States generally accepted accounting principals (“GAAP”). The Company presents adjusted EBITDA, adjusted net income and adjusted net income per diluted share because it believes that they are important supplemental measures of its comparable controllable operating performance and it wants to ensure that its investors fully understand the impact of its variable share-based compensation, provision for arbitration award and deferred taxes on its net income. Management uses these measures to review operating performance on a comparable basis from period to period. However, these non-GAAP measures may not be comparable to similarly titled amounts reported by other companies. Adjusted EBITDA, adjusted net income and adjusted net income per diluted share should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP.

Adjusted EBITDA is calculated on a basis consistent with the Company’s Credit Facility, which refers to Adjusted EBITDA as EBITDA. The Credit Facility provides that the Company will be required to maintain a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1. The Company will also be required to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of not less than 1.1:1.0. At all times under the terms of the Credit Facility, the Company is required to maintain minimum Excess Availability of not less than $5.0 million and minimum Cash and Excess Availability of not less than $15.0 million. The ratio of funded debt to EBITDA was 0.55:1 as at September 30, 2011, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $39.6 million. EBITDA is calculated as follows:

	3 months ended September 30, 2011	12 months ended September 30, 2011 (1)
(In thousands of U.S Dollars)
Net Income	$8,392	$63,373
Add (subtract):
Loss from equity accounted investments	439	1,805
Provision for (recovery of) income taxes	5,179	(47,272)
Interest expense, net of interest income	418	1,680
Depreciation and amortization, including film asset amortization	5,795	22,617
Write-downs net of recoveries including asset impairments and receivable provisions	471	2,410
Stock and other non-cash compensation	651	27,674

	$21,345	$72,287

(1)	Ratio of funded debt calculated using twelve months ended EBITDA.

IMAX CORPORATION

OTHER INFORMATION

(in thousands of U.S. dollars)

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Quarter Ended September 30, 2011 vs. 2010:

The Company reported net income of $8.4 million or $0.13 per basic share and $0.12 per diluted share for the third quarter of 2011, as compared to net income of $6.7 million or $0.11 per basic share and $0.10 per diluted share for the third quarter of 2010. Net income for the quarter includes a $2.0 million recovery or $0.03 per diluted share (2010 – charge of $3.1 million or $0.05 per diluted share) for variable share-based compensation primarily due to the decrease in the Company’s stock price during the quarter (from $32.49 per share to $14.48 per share) offset by a deferred tax provision of $4.6 million ($0.07 per diluted share). Adjusted net income, which consists of net income excluding the impact of variable share-based compensation and the deferred tax provision was $11.0 million or $0.16 per diluted share in the third quarter of 2011 as compared to adjusted net income of $9.8 million or $0.15 per diluted share for the third quarter of 2010. Reported and adjusted net income for the quarter was negatively impacted by a $4.1 million charge or $0.06 per diluted share due to a foreign exchange loss related to the Canadian dollar. A reconciliation of net income, the most directly comparable GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$8,392	$0.12	$6,736	$0.10
Adjustments:
Variable stock compensation	(1,994)	(0.03)	3,066	0.05
Deferred tax provision	4,577	0.07	—	—
Adjusted			—	—

	$10,975	$0.16	$9,802	$0.15

Weighted average diluted shares outstanding		67,756		66,654

Adjusted Net Income and Adjusted Diluted Per Share Calculations – Nine Months Ended September 30, 2011 vs. 2010:

The Company reported net income of $9.2 million or $0.14 per basic and diluted share for the nine months ended September 30, 2011, as compared to net income of $46.6 million or $0.73 per basic share and $0.70 per diluted share for the nine months ended September 30, 2010. The nine months ended September 30, 2010 included the record-breaking performance of the film Avatar: An IMAX 3D Experience. Net income for the nine months ended September 30, 2011 includes a $1.2 million pre-tax charge or $0.02 per diluted share (2010 – $6.9 million or $0.11 per diluted share) for variable share-based compensation expense during the nine months ended September 30, 2011, a one-time $2.1 million pre-tax charge ($0.03 per diluted share) due to an arbitration award arising from an arbitration proceeding brought against the Company in connection with a discontinued subsidiary and a deferred tax provision of $5.7 million ($0.08 per diluted share). Adjusted net income, which consists of net income excluding the impact of the variable share-based compensation expense, the charge for the arbitration award and the deferred tax provision was $18.1 million or $0.27 per diluted share in the nine months ended September 30, 2011, as compared to adjusted net income of $53.5 million or $0.81 per diluted share for the nine months ended September 30, 2010. Reported and adjusted net income for the nine months ended September 30, 2011 was negatively impacted by a $4.1 million charge or $0.06 per diluted share due to a foreign exchange loss related to the Canadian dollar, which was experienced in the third quarter of the year. A reconciliation of net income, the most directly comparable GAAP measure, to adjusted net income and adjusted net income per diluted share is presented in the table below:

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income	$9,214	$0.14	$46,620	$0.70
Add:
Variable stock compensation	1,166	0.02	6,914	0.11
Deferred tax provision	5,681	0.08	—	—
Provision for arbitration award	2,055	0.03	—	—

Adjusted net income	$18,116	$0.27	$53,534	$0.81

Weighted average diluted shares outstanding		68,110		66,497